Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Revolve Group, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share, reserved for issuance under the 2019 Equity Incentive Plan	Other	3,668,181(2)	$26.48(3)	$97,133,432.88	$110.20 per $1,000,000	$10,704.10
Total Offering Amounts					$97,133,432.88		$10,704.10
Total Fee Offsets							–
Net Fee Due							$10,704.10

1.
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.
2.
Represents additional shares of Class A common stock reserved for issuance as a result of an annual evergreen increase provided for in the 2019 Plan.
3.
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $26.48 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on February 16, 2023.